                                LYNCH CORPORATION
                         140 GREENWICH AVENUE, 4TH FLOOR
                          GREENWICH, CONNECTICUT 06830

                                  May 18, 2006

United States Securities and Exchange Commission
Division of Corporation Finance
100 F. Street, N.E.
Washington, D.C. 20549
Attn: Jay Webb

      Re:  LYNCH CORPORATION
           ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005

Dear Mr. Webb:

     This  letter is to inform you that Lynch  Corporation  (the  "Company")  is aware that:

     o    it is  responsible  for the adequacy and accuracy of the disclosure in the filing;

     o    staff  comments or changes to disclosure in response to staff comments
          do  not  foreclose  the  Securities  and  Exchange   Commission   (the
          "Commission") from taking any action with respect to the filing; and

     o    the  Company  may  not  assert  staff  comments  as a  defense  in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                             Very truly yours,

                                             /s/ Eugene Hynes
                                             ------------------------
                                             Eugene Hynes
                                             Chief Financial Officer